Exhibit 16.1

November 20, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Yulong Eco-Materials Limited (the “Company”) in Item 4.01 of the Company’s Current Report on Form 6-K dated November 13, 2018 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

KSP Group, Inc.

Los Angeles, CA